UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2019

Medicine Man Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36868	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

4880 Havana Street, Suite 201 Denver, Colorado	80239
(Address of principal executive offices)	(Zip Code)

(303) 371-0387

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2019 (the “Execution Date”), Medicine Man Technologies (the “Company”), a Nevada corporation, entered into a binding term sheet (the “Term Sheet”) with Colorado Health Consultants, LLC, CitiMed, LLC, Lucky Ticket LLC and KEW LLC (collectively, the “Targets”) pursuant to which the Company will purchase the membership interests of the Targets (the “Acquisition”).

As consideration, the Company shall pay a total purchase price of $36,898,499 (the “Purchase Price”) consisting of $18,449,249.50 in cash ($9,224,624.75 of which is payable over a period of twelve months after the closing as set forth in the Term Sheet) and 3,095,512 shares of its common stock, par value $0.001 per share. The 3,095,512 shares was determined by averaging the closing price of Company’s common stock for the five (5) days prior to August 30, 2019, which equated to $2.98 per share. Seventy-five percent (75%) of the stock consideration will be subject to certain trading restrictions in the first year after issuance, to be defined in the Long-Form Agreement, as defined below. In addition, claw-back language for fifteen percent (15%) of the stock consideration will also be included in the Long-Form Agreement, as defined below. The Purchase Price is subject to adjustment in the event of a variance in excess of 10% in the Targets’ revenue.

The Term Sheet provides for a closing on or before May 1, 2020, unless the parties agree to an extension.

The obligations of the Company and Targets under the Term Sheet and the Long-Form Agreement (as defined below), as applicable, are conditioned upon the satisfaction or mutual waiver of certain closing conditions (the “Conditions”) on or before May 1, 2020 or unless the parties agree to a mutual extension, including the following:

i.	regulatory approval relating to all applicable filings and expiration or early termination of any applicable waiting periods;
ii.	regulatory approval of the Marijuana Enforcement Division in the State of Colorado and applicable local licensing authority approval;
iii.	receipt of all material necessary, third party, consents and approvals;
iv.	each party's compliance in all material respects with the respective obligations under the Term Sheet or the Long-Form Agreement (as defined below), as applicable;
v.	a tax structure that is satisfactory to both the Company and the Targets; and
vi.	the execution of leases with right of first refusal for the Company to acquire from any affiliate of the Targets, as applicable, the underlying real estate assets of Targets when applicable, in market terms.

The Term Sheet may be terminated (i) upon mutual consent of the parties, (ii) by the Company if the Targets shall materially breach the terms of the Term Sheet and fail to cure such breach after notice or such breach is incurable, (iii) by the Targets if the Company shall materially breach the terms of the Term Sheet and fail to cure such breach after notice or such breach is incurable, (iv) by the Targets if the Company fails to deliver Proof of Funds on or before April 1, 2020, or (v) on November 15, 2019, if the Long-Form Agreement, as defined below, is not executed by the parties. The Company shall pay the Targets a termination fee of one percent of the Purchase Price or $368,985, in the event of the termination of the Term Sheet on the basis of the conditions set forth above in subparagraphs (iii), (iv) and (v).

Under the terms of the Term Sheet, the Company and the Targets agreed to indemnification upon the terms and conditions outlined therein.

The Term Sheet contemplates the parties entering into a long-form agreement and other ancillary documents to memorialize the Acquisition (the “Long-Form Agreement”) upon the conclusion of all standard legal and business due diligence. In the event the Long-Form Agreement is not agreed to on or before May 1, 2020 and all of the Conditions are either satisfied or waived, the Acquisition shall be consummated and governed by the terms of the Term Sheet.

On September 5, 2019, the Company issued a press release with respect to the foregoing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Medicine Man Technologies, Inc.

Date: September 5, 2019	By:	/s/ Andrew Williams
Andrew Williams
Chief Executive Officer